Exhibit 99.1
FOR IMMEDIATE RELEASE
LINN ENERGY ANNOUNCES CLOSING OF KAISER-FRANCIS ACQUISITION
Pittsburgh, Pennsylvania, August 14, 2006 – Linn Energy, LLC (Nasdaq: LINE) today announced that it has closed its previously announced acquisition of certain Mid-Continent assets of Kaiser-Francis Oil Company, located in Oklahoma, for a contract purchase price of $125 million, subject to customary closing adjustments.
The Company used its new secured revolving credit facility and bridge facility to finance the acquisition.
ABOUT LINN ENERGY
Linn Energy is an independent natural gas and oil company focused on the development and acquisition of properties which complement its asset profile both within the Appalachian Basin and elsewhere in the United States. More information about Linn Energy is available on the internet at www.linnenergy.com.

SOURCE:	Linn Energy, LLC

CONTACT:	Kolja Rockov, EVP & CFO Linn Energy, LLC 412-440-1479